Exhibit 99.1

Canterbury Park and Red Development Announce Plans to Bring Destination Retail to Canterbury Park

The proposed development would enhance the entire Canterbury experience

SHAKOPEE, Minn.--(BUSINESS WIRE)--Canterbury Park Holding Corporation (AMEX:ECP) today announced that it has entered into a letter of intent with RED Development, LLC, a Kansas City based retail developer, to be its exclusive partner in a proposed retail and entertainment development on part of the Company’s property in Shakopee, Minnesota. The goal of the proposed development is to build upon Canterbury Park’s position as one of Minnesota’s best known entertainment venues to create a dynamic, multi-faceted retail and entertainment destination in one of the fastest growing areas of the country.

Under the terms of the agreement, the Company and RED will jointly determine the feasibility of a master-planned retail, entertainment and mixed-use development. The proposed development will be integrated into the existing Racetrack and Card Club property to expand dining, shopping and retail opportunities to visitors of the park, as well as provide entertainment options to visitors of the new destination development. It is expected that the proposed development will be conducted in phases and will be located on land that is currently unused or underutilized.

Before construction of the project can begin, a number of conditions must be satisfied, including development of a mutually agreeable master plan, signing of definitive agreements between Canterbury Park and RED related to the proposed development, input from and approval by the City of Shakopee and Scott County, approval by the Minnesota Racing Commission, and arranging financing for the project.

RED Development has successfully developed other similar projects in the area. In 2003, they opened The Shoppes at Arbor Lakes, a 400,000 square foot lifestyle center in Maple Grove, MN. Not far away, on the east side of St. Paul, the 398,000 square foot Woodbury Lakes was opened in 2005. Both of these projects were done in partnership with Opus Development. Also among RED’s more than 30 projects is The Legends at Village West located in Kansas City, Kansas. The Legends combines almost 1.5 million square feet of retail and entertainment and has attracted a great deal of national acclaim.

“We could not be more thrilled about this partnership,” said Randy Sampson, President and CEO of Canterbury Park, “RED’s experience in creating dynamic destination developments like the Legends project in Kansas City make them a perfect partner for us.”

Steve Graham, Vice President of Destination Development for RED also commented: “We look forward to working with Canterbury Park, as well as the City of Shakopee and Scott County, to design a project that will be a first class asset to the City of Shakopee and a magnet for visitors to the region.” Mr. Graham added, “Canterbury Park is such a quality facility, we believe it will provide an excellent spring board for retail, entertainment and other features that will increase the importance of Canterbury Park to the Shakopee community and the surrounding area.”

About Canterbury Park:

One of Minnesota’s largest and well-known entertainment venues, Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Club hosts a variety of poker and casino style card games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, admissions, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com

About RED Development, LLC:

RED Development, LLC, formed in 1995, develops, leases, manages and owns shopping centers in rapidly growing communities throughout the country. The company primarily focuses on open-air, regional shopping centers, known as lifestyle centers. Additionally, the company has experience in the development of power and community centers. RED Asset Management was formed in early 2004 to provide property management services for RED’s growing portfolio. RED has more than 30 centers open, in development, or under construction, totaling more than 16 million square feet. Within the industry, RED has earned a reputation for delivering as promised and creating strong relationships with its tenants, communities and business partners. RED has more than 200 employees and is co-headquartered in Scottsdale, Ariz., and Kansas City, Mo. To learn more about how RED is “REDefining” retail development, visit www.reddevelopment.com.

Cautionary Statement:

From time to time, in press releases, SEC filings and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. Shareholders and the investing public should understand that such forward-looking information and statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those presented in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material changes in the level of wagering by patrons, competition from other gaming venues, legislative and regulatory changes, failure to obtain regulatory approvals and/or financing needed for new initiatives and other factors discussed in the Company’s SEC filings. For such forward-looking information and statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-496-6429
rsampson@canterburypark.com
or
RED Development
Dave Claflin, 816-876-2547
Vice President Marketing
dclaflin@reddevelopment.com
or
Steve Graham, 816-777-2851
Vice President Destination Development
sgraham@reddevelopment.com